Exhibit 99.1

             Fair Isaac Announces Third Quarter Fiscal 2006 Results


    MINNEAPOLIS--(BUSINESS WIRE)--July 26, 2006--

   Revenue of $207.1 million; EPS of $0.40 after $0.15 from the SFAS
     123(R) expense and costs related to the previously announced restructuring plan

    Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced financial results for its third quarter ended June 30, 2006. In addition, the company announced that it expects to incur a fourth quarter charge of approximately $8.4 million, after-tax, or $0.13 per diluted share, related to vacating excess real estate.
    The company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)) for fiscal 2006. As a result, effective October 1, 2005, the company began recording compensation expense for stock options and purchases under its Employee Stock Purchase Plan in the consolidated statement of income. Results for prior periods have not been restated.

    Third Quarter Fiscal 2006 Results

    The company reported third quarter revenues of $207.1 million in fiscal 2006 versus $203.8 million reported in the prior year period. Net income for the third quarter of fiscal 2006 totaled $26.0 million, or $0.40 per diluted share versus $36.6 million, or $0.53 per diluted share reported in the prior year period.
    Third quarter fiscal 2006 results included share-based compensation expense of $6.7 million after-tax, or $0.10 per diluted share, due to the adoption of SFAS 123(R), and costs associated with the previously announced restructuring plan of $3.4 million after-tax, or $0.05 per diluted share.
    Third quarter fiscal 2005 results included an increase to net income due to a reduction to income tax expense of $4.4 million, or $0.06 per diluted share, related to revisions made to estimates of prior years' tax liabilities.

    Fiscal 2006 Year-to-date Results

    The company reported year-to-date revenues of $618.1 million versus $595.4 million in the prior year period. Net income for year-to-date fiscal 2006 totaled $81.4 million, or $1.23 per diluted share versus $98.8 million, or $1.34 per diluted share reported in the prior year period.
    Year-to-date fiscal 2006 results included share-based compensation expense of $19.3 million after-tax, or $0.29 per diluted share, due to the adoption of SFAS 123(R), and restructuring and acquisition-related costs of $4.4 million after-tax, or $0.07 per diluted share.
    Year-to-date fiscal 2005 results included a decrease in diluted earnings per share of $0.08 related to the adoption of EITF Issue No. 04-8, and an increase in diluted earnings per share of $0.14 related to revisions made to tax liabilities.

    Third Quarter Fiscal 2006 Revenues Highlights

    Revenues for third quarter fiscal 2006 across each of the company's four operating segments were as follows:

    -- Strategy Machine(R) Solutions revenues were $114.8 million in the third quarter compared to $115.1 million in the prior year quarter, or a decrease of 0.2%, primarily due to a decline associated with marketing services and insurance solutions, offset by an increase in revenues derived from fraud solutions.

    -- Scoring Solutions revenues increased to $43.7 million in the third quarter from $40.7 million in the prior year quarter, or by 7.4%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies and PreScore(R) Service.

    -- Professional Services revenues increased to $36.7 million in the third quarter from $33.2 million in the prior year quarter, or by 10.6%, primarily due to an increase in revenues from strategic consulting services.

    -- Analytic Software Tools revenues were $11.9 million in the third quarter compared to $14.8 million in the prior year quarter, or a decrease of 19.8%, due to a decline in revenues generated from sales of the Blaze Advisor(TM) product.

    Fiscal 2006 Year-to-date Revenues Highlights

    Year-to-date revenues for fiscal 2006 across each of the company's four operating segments were as follows:

    -- Strategy Machine Solutions revenues increased to $345.7 million from $344.2 million in the prior year period, or by 0.4%, primarily due to growth in consumer scoring products and fraud products, offset by a decline associated with marketing services and insurance solutions.

    -- Scoring Solutions revenues increased to $131.7 million from $119.5 million in the prior year period, or by 10.2%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies, and PreScore Service.

    -- Professional Services revenues increased to $108.2 million from $96.3 million in the prior year period, or by 12.4%, primarily due to increases in revenues from strategic consulting services and implementation services for EDM products, offset by a decline in consulting services related to precision marketing.

    -- Analytic Software Tools revenues were $32.5 million compared to $35.5 million in the prior year period, or a decrease of 8.3%, due to a decline in revenues generated from sales of the Blaze Advisor product.

    Bookings Highlights

    The bookings for the third quarter were $94.5 million versus $143.3 million in the same period last year. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents, and marketable security investments were $353.2 million at June 30, 2006, as compared to $288.1 million at September 30, 2005. Significant changes in cash and cash equivalents from September 30, 2005 include cash provided by operations of $153.9 million for fiscal 2006 and $56.2 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during fiscal 2006 includes $24.3 million related to purchases of property and equipment and $124.1 million to repurchase company stock under the currently authorized share repurchase plan. The remaining balance of the existing share repurchase authorization is $47.3 million.

    Restructuring Activities

    On June 15, 2006, the company announced the details of a restructuring plan designed to accelerate growth. As part of the restructuring, the company incurred severance and related costs of $3.4 million after-tax, or $0.05 per diluted share, in the third quarter of fiscal 2006.
    Separate from the restructuring, the company has identified excess real estate that will be vacated in the fourth quarter of fiscal 2006. Vacating the excess real estate will result in a fourth quarter charge of approximately $8.4 million, after-tax, or $0.13 per diluted share, representing future cash obligations under the lease, net of sublease income. The company expects that the future lease obligations will be paid out over the next five years, which represents the remaining lease period. The company also expects to yield an annualized reduction of rent expense of approximately $2.3 million to $2.8 million, after-tax, through the remaining lease period.

    Outlook

    Fourth Quarter 2006

    The company expects revenues for fourth quarter fiscal 2006 of approximately $207.0 million, of which Product (Scoring, Strategy Machines and Analytic Software Tools) revenues will account for approximately $170.0 million and Professional Services revenues will account for approximately $37.0 million. The company also expects earnings per diluted share for the quarter to be approximately $0.33, which includes an expected after-tax compensation expense of approximately $7.1 million, or $0.11 per diluted share, related to SFAS 123(R) and approximately $8.4 million, or $0.13 per diluted share related to vacating excess real estate as noted above.
    "We remain confident that our client-centric approach will accelerate our growth in new vertical and international markets," said Thomas Grudnowski, Fair Isaac's chief executive officer. "We also expect continued steady growth in core areas, including FICO(R) scores, our Falcon(TM) Fraud franchise and our TRIAD(TM) solutions. The ongoing demand for our EDM solutions is a testament to our customers' and prospects' growing appreciation of the unique value we can deliver."

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its third quarter fiscal 2006 results, and outlook for the remainder of fiscal 2006. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through August 23, 2006.

    About Fair Isaac Corporation

    Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company's solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2005 and quarterly report on Form 10-Q for the period ended March 31, 2006. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
    Fair Isaac, FICO, Falcon, Blaze Advisor, TRIAD, Strategy Machine and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries. Other product and company names herein may be trademarks of their respective owners.



                        FAIR ISAAC CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Quarters and Nine Months Ended June 30, 2006 and 2005
                 (In thousands, except per share data)
                              (Unaudited)

                              Quarter Ended     Nine Months Ended
                                 June 30,            June 30,
                            ------------------- -------------------
                              2006      2005      2006      2005
                            --------- --------- --------- ---------

 Revenues                   $207,129  $203,807  $618,076  $595,374
                            --------- --------- --------- ---------

 Operating expenses:
   Cost of revenues           71,497    68,339   211,686   207,757
   Research and development   21,370    21,176    65,794    60,297
   Selling, general and
    administrative            66,338    59,126   193,878   167,779
   Amortization of
    intangible assets          6,302     6,320    18,825    19,640
   Restructuring and
    acquisition related        5,290         -     6,800         -
                            --------- --------- --------- ---------
            Total operating
             expenses        170,797   154,961   496,983   455,473
                            --------- --------- --------- ---------
 Operating income             36,332    48,846   121,093   139,901
 Other income (expense),
  net                          2,713       161     5,053         1
                            --------- --------- --------- ---------
 Income before income taxes   39,045    49,007   126,146   139,902
 Provision for income taxes   13,042    12,395    44,713    41,102
                            --------- --------- --------- ---------
 Net income                  $26,003   $36,612   $81,433   $98,800
                            ========= ========= ========= =========


 Earnings per share:
   Basic                       $0.41     $0.55     $1.27     $1.47
                            ========= ========= ========= =========
   Diluted                     $0.40     $0.53     $1.23     $1.34 (a)
                            ========= ========= ========= =========


 Shares used in computing
  earnings per share:
   Basic                      63,664    66,215    64,303    67,247
                            ========= ========= ========= =========
   Diluted                    64,973    68,531    66,003    75,661 (a)
                            ========= ========= ========= =========

 Share-based compensation
  expense included in the
  above operating expense
  captions are as follows
  (b):
   Cost of revenues           $2,722       $79    $8,265      $190
   Research and development    1,661        36     5,061        87
   Selling, general and
    administrative             6,001       347    16,698       815
                            --------- --------- --------- ---------
 Total share-based
  compensation expense       $10,384      $462   $30,024    $1,092
                            ========= ========= ========= =========



(a) The computation of diluted earnings per share for the nine months ended June 30, 2005 includes 6.0 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $2.5 million. On March 31, 2005, the company successfully completed an exchange offer for approximately 99.9% of the principal amount of its senior convertible notes for new senior convertible notes. The dilutive effect of the new senior convertible notes has been calculated using the treasury stock method since the effective date of the exchange.

(b) Effective October 1, 2005, the company adopted SFAS 123(R),
    "Share-Based Payment", which required the company to record compensation expense for all share-based awards. Results from prior periods have not been restated.



                        FAIR ISAAC CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 June 30, 2006 and September 30, 2005
                            (In thousands)
                              (Unaudited)


                                              June 30,   September 30,
                                                2006         2005
                                            ------------ -------------

ASSETS:
Current assets:
  Cash and cash equivalents                    $133,964       $82,880
  Marketable securities                         182,170       146,088
  Receivables, net                              161,021       156,375
  Prepaid expenses and other current assets      23,599        27,337
                                            ------------ -------------
        Total current assets                    500,754       412,680

Marketable securities and investments            37,017        59,087
Property and equipment, net                      55,433        48,436
Goodwill and intangible assets, net             788,800       803,306
Other noncurrent assets                          30,222        27,552
                                            ------------ -------------
                                             $1,412,226    $1,351,061
                                            ============ =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable and other accrued
  liabilities                                   $68,330       $50,947
 Accrued compensation and employee benefits      30,932        31,373
 Deferred revenue                                50,364        55,837
                                            ------------ -------------
     Total current liabilities                  149,626       138,157

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                      5,339         7,810
                                            ------------ -------------
     Total liabilities                          554,965       545,967

Stockholders' equity                            857,261       805,094
                                            ------------ -------------
                                             $1,412,226    $1,351,061
                                            ============ =============



                        FAIR ISAAC CORPORATION
                          REVENUES BY SEGMENT
     For the Quarters and Nine Months Ended June 30, 2006 and 2005
                            (In thousands)
                              (Unaudited)

                                 Quarter Ended     Nine Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Strategy machine solutions     $114,820  $115,092  $345,658  $344,156
Scoring solutions                43,745    40,741   131,669   119,512
Professional services            36,714    33,203   108,236    96,253
Analytic software tools          11,850    14,771    32,513    35,453
                               --------- --------- --------- ---------
     Total revenues            $207,129  $203,807  $618,076  $595,374
                               ========= ========= ========= =========



                        FAIR ISAAC CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Nine Months Ended June 30, 2006 and 2005
                            (In thousands)
                              (Unaudited)

                                                    Nine Months Ended
                                                        June 30,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $81,433   $98,800
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                      36,529    39,261
  Changes in operating assets and liabilities, net
   of acquisitions                                    4,081   (12,304)
  Other, net                                         31,868    24,395
                                                   --------- ---------
     Net cash provided by operating activities      153,911   150,152
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                 (24,321)  (14,009)
Cash paid for acquisitions, net of cash acquired          -   (32,567)
Net activity from marketable securities             (13,565)   19,800
Other, net                                              500    22,572
                                                   --------- ---------
     Net cash provided by (used in) investing
      activities                                    (37,386)   (4,204)
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from issuances of common stock              56,221    49,353
Repurchases of common stock                        (124,107) (231,834)
Other, net                                            2,221    (4,041)
                                                   --------- ---------
     Net cash provided by (used in) financing
      activities                                    (65,665) (186,522)
                                                   --------- ---------

Effect of exchange rate changes on cash                 224      (370)
                                                   --------- ---------

Increase in cash and cash equivalents                51,084   (40,944)
Cash and cash equivalents, beginning of period       82,880   134,070
                                                   --------- ---------
Cash and cash equivalents, end of period           $133,964   $93,126
                                                   ========= =========



Fair Isaac Corporation
Baseline Revenue Analysis
(In thousands)

----------------------------------------------------------------------
                 BKG'05     Q1A      Q2A      Q3A      Q4A     FY05
----------------------------------------------------------------------
Total Baseline
 Prior to '05            $176,161 $164,445 $158,912 $150,950 $650,468
----------------------------------------------------------------------
Q1-2005A        $115,363   19,385   12,916    9,120    7,622   49,043
Q2-2005A         136,560            18,660   12,402    8,312   39,374
Q3-2005A         143,318                     23,373   16,259   39,632
Q4-2005A         109,728                              20,154   20,154
----------------------------------------------------------------------
Total FY05       504,969   19,385   31,576   44,895   52,347  148,203
----------------------------------------------------------------------
Total Baseline
 Prior to '06    504,969  195,546  196,021  203,807  203,297  798,671
----------------------------------------------------------------------
Q1-2006E
Q2-2006E
Q3-2006E
Q4-2006E
----------------------------------------------------------------------
Total FY06
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $504,969 $195,546 $196,021 $203,807 $203,297 $798,671
======================================================================


----------------------------------------------------------------------
                 BKG'06     Q1A      Q2A      Q3A      Q4E     FY06E
----------------------------------------------------------------------
Total Baseline
 Prior to '05            $149,484 $143,730 $141,099 $139,000 $573,313
----------------------------------------------------------------------
Q1-2005A                    6,205    4,261    3,765    2,500   16,731
Q2-2005A                    6,194    5,975    5,238    4,500   21,907
Q3-2005A                    7,404    7,198    5,478    5,000   25,080
Q4-2005A                   11,482   10,521    8,339    6,000   36,342
----------------------------------------------------------------------
Total FY05                 31,285   27,955   22,820   18,000  100,060
----------------------------------------------------------------------
Total Baseline
 Prior to '06             180,769  171,685  163,919  157,000  673,373
----------------------------------------------------------------------
Q1-2006E        $127,778   22,021   15,296    8,988    7,000   53,305
Q2-2006E         106,024            21,176   12,674    7,000   40,850
Q3-2006E          94,480                     21,547   15,000   36,547
Q4-2006E         121,718                              21,000   21,000
----------------------------------------------------------------------
Total FY06       450,000   22,021   36,472   43,209   50,000  151,702
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $450,000 $202,790 $208,157 $207,128 $207,000 $825,075
======================================================================

E = Estimate
A = Actual



    CONTACT: Fair Isaac Corporation, Minneapolis
             Investors & Analysts:
             John D. Emerick, Jr., 800-213-5542
             investor@fairisaac.com